August 27, 1996


Sears Roebuck Acceptance Corp.
3711 Kennett Pike
Greenville, Delaware 19807

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179


Ladies and Gentlemen:

          At your request, I have examined (i) Registration Statement No. 333-9817, as filed with the Securities and Exchange Commission (the "Commission"), (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $4,000,000,000 principal amount of debt securities of Sears Roebuck
Acceptance Corp. ("SRAC"), for an offering to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Act, (ii) the final prospectus, dated August 22, 1996, relating to the offering and sale of $2,000,000,000 of the aforesaid debt securities, which is part of the Registration Statement referred to in (i) above (the
"Prospectus"), and the Prospectus Supplement, dated August 22, 1996, (the "Prospectus Supplement") relating to the offering and sale of up to $2,000,000,000 aggregate principal amount (or its equivalent in foreign currencies) of Medium-Term Notes Series III of SRAC (the "Notes"), (iii) the Indenture dated as of May 15, 1995, between the Company and The Chase
Manhattan Bank, N.A., as Trustee, relating to the aforesaid debt securities,
(iv) the Distribution Agreement, dated August 22, 1996, between
SRAC, Sears, Goldman, Sachs & Co., Merrill Lynch, Pierce Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc, and
(vi) the forms of the Notes. I am familiar with the proceedings heretofore taken, and the additional proceedings proposed to be taken relating to the determination of certain terms not set forth in the forms of Notes, by SRAC in connection with the authorization, issuance and sale of the Notes.

          Subject to the completion of the additional proceedings referred to above, I am of the opinion that the Notes will, upon the issuance and sale thereof in the manner referred to in the Prospectus and Prospectus Supplement, be legally issued and binding obligations of SRAC in accordance with their terms, subject to insolvency, bankruptcy, reorganization, or other laws relating to or affecting the enforcement of creditors' rights or by general equity principles.

          I express no opinion as to whether, with respect to any Notes denominated in a currency other than United States dollars, a court located in the United States of America would grant a judgment relating to the Notes in other than United States dollars nor an opinion as to the date which any such court would utilize for determining the rate of conversion into United States dollars in granting such judgment.

          I consent to the incorporation by reference of this opinion into the Registration Statement and to the references to me in the Prospectus.

                              Very truly yours,

                              /S/Robert J. Pence

                              Robert J. Pence
                              Vice President, Law
                              Sears, Roebuck and Co.